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                              AAM ACQUISITION, INC.



                                 August 18, 1997



Mr. Richard E. Dauch
President and Chief Executive Officer
American Axle & Manufacturing, Inc.
1840 Holbrook Avenue
Detroit, Michigan  48212

Dear Dick:

         This letter sets forth our agreement with respect to the following issues in connection with the recapitalization of American Axle & Manufacturing, Inc. ("AAM") and the purchase by AAM Acquisition, Inc. (the "Purchaser") of certain of your shares in American Axle & Manufacturing of Michigan, Inc. ("AAMM") as part of the recapitalization.

         1. Subject to, and as promptly as practicable after, the closing of the transactions contemplated by the Recapitalization and Stock Purchase Agreement (the "Closing") Purchaser will cause AAMM to make such payment(s) to you as are necessary to cause you to (i) receive $10 million in "net proceeds" as a result of the sale of certain of your shares in AAMM ("net proceeds" shall mean the final amount retained by you after closing, net of all taxes and net of any adjustments payable pursuant to the agreement between stockholders attached as Exhibit A) (the foregoing payment(s) shall also be subject to the approval of the stockholders of AAMM in the manner set forth in Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended, and the proposed regulations thereunder) and (ii) retain a fully diluted equity interest in the ongoing entity, directly or indirectly, of 25.36%, at the time of closing. It being understood that the implied total equity of AAMM will be $175 million post-closing.


         2. AAM Acquisition Inc. will negotiate with you, in good faith, to reach terms not more than 30 days from the date hereof on (i) a replacement of your current employment agreement which will include without limitation, provisions addressing compensation, benefits, appropriately adjusted bonus formula and employment term provided, however, that the individual terms of your new employment agreement shall be at least as favorable as those contained in your present employment agreement; and (ii) an equity incentive plan for you and at least 25 management associates chosen by you. Other subjects to be negotiated will include Board membership and the liquidity of your equity investment on your death.


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Mr. Richard E. Dauch                  -2-                        August 18, 1997

         3. Purchaser, subject to the occurrence of the Closing, will cause the options to be issued to you by AAMM in the recapitalization in exchange for the AAM options held by you to be on the same terms as those cancelled in AAM, except that such options shall be exercisable through a date at least 10 years after issuance by AAMM.

                                                     AAM ACQUISITION, INC.


                                                     /s/ David A. Stockman

                                                     David A. Stockman
                                                     President

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